                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                               Adolor Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.0001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00724X102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00724X102                   13G                     Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     S.A.C. Capital Advisors, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          916,000 (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            916,000 (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     916,000 (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00724X102                   13G                     Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     S.A.C. Capital Management, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          916,000 (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            916,000 (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     916,000 (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.3% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00724X102                   13G                     Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sigma Capital Management, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,497,305 (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,497,305 (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,497,305 (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00724X102                   13G                     Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sigma Capital Associates, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Anguilla, British West Indies

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,497,305 (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,497,305 (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,497,305 (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00724X102                   13G                     Page 6 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Steven A. Cohen

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,413,305 (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,413,305 (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,413,305 (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.7% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

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ITEM 1(A)                       NAME OF ISSUER:

                                Adolor Corporation

ITEM 1(B)                       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                750 Pennsylvania Drive
                                Exton, Pennsylvania 19341

ITEMS 2(A)                      NAME OF PERSON FILING:

                                This statement is filed by: (i) S.A.C.
                                Capital Advisors, LLC, ("SAC Capital
                                Advisors") with respect to shares of common
                                stock, $.0001 par value per share
                                ("Shares"), of the Issuer beneficially owned
                                by S.A.C. Capital Associates, LLC ("SAC
                                Capital Associates") and S.A.C. MultiQuant
                                Fund, LLC ("SAC MultiQuant"); (ii) S.A.C.
                                Capital Management, LLC, ("SAC Capital
                                Management") with respect to Shares
                                beneficially owned by SAC Capital Associates
                                and SAC MultiQuant; (iii) Sigma Capital
                                Management, LLC ("Sigma Capital Management")
                                with respect to Shares beneficially owned by
                                Sigma Capital Associates, LLC ("Sigma
                                Capital Associates"); (iv) Sigma Capital
                                Associates with respect to Shares
                                beneficially owned by it; and (v) Steven A.
                                Cohen with respect to Shares beneficially
                                owned by SAC Capital Advisors, SAC Capital
                                Management, SAC Capital Associates, SAC
                                MultiQuant, Sigma Capital Management and
                                Sigma Capital Associates.

ITEM 2(B)                       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(C)                       CITIZENSHIP:

                                SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. Sigma Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

ITEM 2(D)                       TITLE OF CLASS OF SECURITIES:

                                Common Stock, par value $0.0001 per share

ITEM 2(E)                       CUSIP NUMBER:

                                00724X102

ITEM 3                          Not Applicable

ITEM 4                          OWNERSHIP:

                                The percentages used herein are calculated based upon the Shares issued and outstanding as of October 15, 2005 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarterly period ended September 30, 2005.

                                As of the close of business on December 30, 2005:

                                1. S.A.C. Capital Advisors, LLC
                                (a) Amount beneficially owned: 916,000
                                (b) Percent of class: 2.3%
                                (c)(i) Sole power to vote or direct the vote:
                                -0-
                                (ii) Shared power to vote or direct the vote:
                                916,000
                                (iii) Sole power to dispose or direct the disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: 916,000

                                2. S.A.C. Capital Management, LLC
                                (a) Amount beneficially owned: 916,000
                                (b) Percent of class: 2.3%
                                (c)(i) Sole power to vote or direct the vote:
                                -0-
                                (ii) Shared power to vote or direct the vote:
                                916,000
                                (iii) Sole power to dispose or direct the disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: 916,000

                                3. Sigma Capital Management, LLC
                                (a) Amount beneficially owned: 2,497,305
                                (b) Percent of class: 6.4%
                                (c)(i) Sole power to vote or direct the vote:
                                -0-
                                (ii) Shared power to vote or direct the vote:
                                2,497,305
                                (iii) Sole power to dispose or direct the disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: 2,497,305

                                4. Sigma Capital Associates, LLC
                                (a) Amount beneficially owned: 2,497,305
                                (b) Percent of class: 6.4%
                                (c)(i) Sole power to vote or direct the vote:
                                -0-
                                (ii) Shared power to vote or direct the vote:
                                2,497,305
                                (iii) Sole power to dispose or direct the disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: 2,497,305

                                5. Steven A. Cohen
                                (a) Amount beneficially owned: 3,413,305
                                (b) Percent of class: 8.7%
                                (c)(i) Sole power to vote or direct the vote:
                                -0-
                                (ii) Shared power to vote or direct the vote:
                                3,413,305
                                (iii) Sole power to dispose or direct the disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: 3,413,305

                                SAC Capital Advisors, SAC Capital
                                Management, Sigma Capital Management and Mr.
                                Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 916,000 Shares (constituting approximately 2.3% of the Shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 2,497,305 Shares (constituting approximately 6.4% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


ITEM 5                          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6                          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                                ANOTHER PERSON:

                                Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                Not Applicable

ITEM 8                          IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                                OF THE GROUP:

                                Not Applicable

ITEM 9                          NOTICE OF DISSOLUTION OF GROUP:

                                Not Applicable

ITEM 10                         CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2006

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

SIGMA CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person